Exhibit 99.2

2nd Quarter 2010 Earnings Call February 12, 2010

Disclaimer This presentation may contain statements that relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words such as "believes," "expects," "may," "will," "intends," "plans," "estimates" or "anticipates," or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management's current expectations and assumptions about the industries in which Globe operates. Globe disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Globe's most recent Annual Report on Form 10-K, including under "Special Note Regarding Forward-Looking Statements" and "Risk Factors" and Globe's quarterly reports on Form 10-Q. These reports can be accessed through the "Investors" section of Globe's website at www.glbsm.com. All references to "MT" or "tons" mean metric tons, each of which equals 2,204.6 pounds. 1

Q2 2010 Normalized Financial Results 2 Selma and Niagara Falls plant start-up expenses of $3.9 million and a furnace impairment charge of 0.7 million at our electrode plant in China. Gain on sale of Brazilian plant of $23.4 million net of plant start-up expenses of $3.9 million and impairment charges of $0.7 million. Adjustments net of tax. Transaction expenses of $0.5 million net of impairment charge of $(0.1) million. Adjustments net of tax.

Q2 2010 Sequential Sales Bridge 3

Q2 2010 Sequential Normalized EBITDA Bridge 4

Pro Forma Financials 5 Adjusted for 49% of sales and expenses at Alloy, WV plant to reflect 49% interest owned by Dow Corning but consolidated for accounting purposes Sales and expenses reduced to estimate results if Dow transaction had a similar effect in the prior quarter

EBITDA & EPS Reconciliation 6